Exhibit 99.1

    VaxGen to Adopt New Revenue Recognition Policy, Restate Certain Financial
            Statements and Move Toward Returning to Nasdaq Compliance

      BRISBANE, Calif. - July 19, 2004 - VaxGen, Inc. (Nasdaq: VXGNE) announced today that it intends to adopt a revised revenue recognition policy for certain contracts, most of which are with the National Institute of Allergy and Infectious Diseases (NIAID). Adopting the revised policy is intended to allow the company to move expeditiously to update its financial reports and return to compliance with the Nasdaq Stock Market listing standards. As a result of the new policy, the company intends to restate its financial statements for the years ended December 31, 2003 and 2002. The restatement, which will have no effect on VaxGen's cash position, will result in a material increase in revenues and a decrease in net loss applicable to stockholders for the combined periods.

      "After extensive review and consultation, we believe we have a clear path toward resolving our revenue recognition issue and maintaining our Nasdaq listing," said Lance K. Gordon, Ph.D., VaxGen's president and CEO. "Now that we have determined the appropriate means for recognizing revenue from our government contracts, we can proceed toward completing and filing our outstanding periodic reports."

      The change in VaxGen's revenue recognition policy is not associated with any impropriety and is driven solely by the company's desire to ensure that VaxGen uses the most appropriate revenue recognition policy in conformity with Generally Accepted Accounting Principles (GAAP).

      VaxGen announced in May 2004 that it would be unable to file its quarterly report on Form 10-Q for the quarter ended March 31, 2004 until it determined if its existing revenue recognition policy should be revised. As a result, the Nasdaq Stock Market notified VaxGen that the company was not in compliance with Nasdaq listing standards and could be delisted.

      Adopting the new revenue recognition policy will allow the company to amend its annual report on Form 10-K for the year ended December 31, 2003 and to complete the preparation of its outstanding quarterly report on Form 10-Q for the quarter ended March 31, 2004. The company believes that filing these documents in an expeditious manner will bring it back into compliance with Nasdaq Marketplace Rule 4310(c)(14) and avoid a delisting. If VaxGen once again meets the Marketplace Rule, the "E" will be dropped from the end of the company's trading symbol.

      Revised Revenue Recognition Policy and Restatement

      The revised revenue recognition policy will allow VaxGen to recognize revenue from its cost-plus fixed-fee contracts as it incurs costs related to those contracts. The fixed fees would be recognized as the company completed contract milestones. Under the company's previous policy, it recognized revenues only after completing contract milestones. Some direct and all indirect costs, including overhead, were expensed as incurred.

      "After a thorough review of our contracts and our historical financial statements, we concluded that our prior revenue recognition policy was inappropriate for these kinds of government contracts," said James M. Cunha, VaxGen's chief financial officer. "With the new policy, we are confident that we are in compliance with GAAP and that investors will have a clearer understanding of our revenues and costs."

      The change in revenue recognition policy will result in a restatement of VaxGen's financial statements for 2003 and 2002. The change will accelerate the recognition of revenue related to the NIAID and certain other contracts and will result in a material decrease in the net loss applicable to stockholders and an increase in revenue for the combined periods.

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      The restatement will require VaxGen's independent auditors to reaudit financial results for 2003, 2002 and possibly 2001. Therefore, annual and quarterly reports previously filed with the Securities and Exchange Commission
(SEC) for these periods should not be relied upon. VaxGen's objective is to complete the reaudit and restatement and file any outstanding and upcoming periodic reports with the SEC as soon as possible.

      VaxGen intends to file amended annual reports on Form 10K/A for the fiscal years ended December 31, 2003 and 2002, followed by quarterly reports on Form 10-Q for the first and second quarters of fiscal 2004.

      As of June 30, 2004, VaxGen had $18 million in cash and investment securities. VaxGen will provide more detailed financial results from its first and second quarters of 2004 after it has filed its report on the Form 10-Q for those periods.

      The restatement relates solely to VaxGen's revenue recognition policy and the treatment of related costs. VaxGen believes there are no issues related to the validity of any invoices already submitted or paid; nor would the revised revenue recognition policy have any future effect on VaxGen's invoicing to NIAID for work completed under its two existing cost-plus fixed-fee contracts.

      About VaxGen

      VaxGen, Inc. is a biopharmaceutical company engaged in the development, manufacture and commercialization of biologic products for the prevention and treatment of human infectious diseases. Based in Brisbane, Calif., the company is developing preventive vaccines against anthrax and smallpox. The company is also developing an anthrax monoclonal antibody through an alliance with AVANIR Pharmaceuticals. VaxGen is the largest shareholder in Celltrion, Inc., a joint venture formed to build operations for the manufacture of biopharmaceutical products. For more information, please visit the company's web site at: www.vaxgen.com.

NOTE: This press release contains "forward-looking statements" within the meaning of the federal securities laws. These forward-looking statements include without limitation, the timing of the filing and the content of the company's Quarterly Reports on Form 10-Q for the quarters ended March 31, and June 30, 2004 and the timing and outcome of any restatement of financial results for the years ended December 31, 2003 and 2002; the timing or outcome of any reaudit of financial statements and the ability of the company to remain listed on the Nasdaq Stock Market. These statements are subject to risks and uncertainties that could cause actual results and events to differ materially from those anticipated. Reference should be made to Item 1 of the company's Annual Report on Form 10-K filed by VaxGen on March 30, 2004, under the heading "Additional Business Risks" for a more detailed description of such risks. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this release. VaxGen undertakes no obligation to update publicly any forward-looking statements to reflect new information, events, or circumstances after the date of this release except as required by law.

Contacts:

Lance Ignon
Vice President, Corporate Affairs
650-624-1041

Kesinee Angkustsiri Yip
Associate Director, Corporate Communications
650-624-2304